EXHIBIT 10.33

NON-EXCLUSIVE LICENSE

This AGREEMENT by and between YALE UNIVERSITY, a corporation organized and existing under and by virtue of a charter granted by the general assembly of the Colony and State of Connecticut and located in New Haven, Connecticut (“YALE”), THE ROCKEFELLER UNIVERSITY, a non-profit education corporation organized and exiting under the laws of the State of New York (“ROCKEFELLER”), and NEUROLOGIX, INC., a corporation organized and existing under the laws of the State of Delaware, and with principal offices located at 271-32 E. Grand Central Parkway, Floral Park, NY 11005, (“LICENSEE”) shall be effective the date of final execution below (“EFFECTIVE DATE”).

WITNESSETH:

WHEREAS, in the course of research conducted under YALE auspices, Matthew During, a former faculty member and employee of YALE, and Michael Kaplitt, a former employee of ROCKEFELLER (the “INVENTORS”), have produced an invention entitled “Adeno-Associated Virus Vectors for Gene Therapy of Neurological Disorders” (the “INVENTION”); and

WHEREAS, pursuant to an assignment by the INVENTORS to YALE and ROCKEFELLER of all their rights, title and interest in and to the INVENTION and any patents resulting therefrom, YALE and ROCKEFELLER are the co-owners of the INVENTION, subject to rights reserved by the U.S. government; and

WHEREAS, LICENSEE wishes to obtain a license to the INVENTION and any patents resulting therefrom, and YALE and ROCKEFELLER are willing to grant such a license to LICENSEE subject to the terms and conditions hereof;

NOW, THEREFORE, in consideration of the mutual covenants herein contained the parties agree as follows:

ARTICLE 1 DEFINITIONS

1.1 “LICENSED INTELLECTUAL PROPERTY” shall mean any United States or foreign patent application(s) and patents(s) listed in Appendix “A” and owned, in whole or in part, by YALE and ROCKEFELLER during the term of this AGREEMENT together with any continuations, continuations-in-part, (but not improvements), any divisional or substitute patents, any reissues or re-examinations of any such applications or patents, and any extension of the term of any such patent.

1.2 “LICENSED METHODS” shall mean any method, procedure, process or other subject matter, the manufacture, use or sale of which, without a license from YALE and ROCKEFELLER, would infringe any VALID CLAIM of the LICENSED INTELLECTUAL PROPERTY.

1.3 “LICENSED PRODUCTS” shall mean any products, apparatus, kit, or component part thereof the manufacture, use or sale of which, without a license from YALE and ROCKEFELLER, would infringe any VALID CLAIM of the LICENSED INTELLECTUAL PROPERTY.

1.4 “FIELD” shall mean gene therapy of diseases of the central nervous system in humans.

1.5 “CONFIDENTIAL INFORMATION” shall mean any and all information and data, technical or non-technical, which relates to LICENSED INTELLECTUAL PROPERTY or to the terms of this Agreement and which is not publicly known and is disclosed to one party by the other during the negotiation of or under this Agreement.

1.6 “LICENSED TERRITORY” shall mean the entire world.

1.7 “NET SALES” means, for any period, the gross amount received by LICENSEE and its AFFILIATES, from the sale to third parties of LICENSED PRODUCTS or LICENSED METHODS, less the following deductions (provided that any item treated as a deduction hereunder shall be properly allocable as a charge against sales rather than as a marketing, cost of goods, or other expenses, as determined consistent with industry practice and United States generally accepted accounting principles):

a) normal and customary quantity and/or cash discounts and sales returns and allowances, including, without limitation, those granted on account of price adjustments, rejected goods, damaged goods, returns, rebates actually allowed and taken, fees paid to distributors and chargebacks;

b) freight, postage, shipping, and insurance expenses (if separately identified in such invoice);

c) customs or excise duties or other duties directly imposed and related to the sales making up the gross invoice amount;

d) any rebates or similar payments made with respect to sales paid for by any governmental or regulatory authority such as, by way of illustration and not in limitation of the parties’ rights hereunder, Federal or state Medicaid, Medicare or similar state program or equivalent foreign governmental program; or

e) sales and other taxes, including without limitation value-added taxes, and duties directly related to the sale, to the extent that such items are included in the gross invoice price (but not including taxes assessed against the income derived from such sale). Notwithstanding the foregoing, in all cases Net Sales shall be determined in accordance with United States generally accepted accounting practices.

NET SALES shall not include gross sales for LICENSED PRODUCTS sold or services performed by LICENSEE to or for any AFFILIATE unless such AFFILIATE is an end-user of any LICENSED PRODUCT or service performed using a LICENSED PRODUCT or METHOD and then such gross sales shall be included at the average selling price charged to a third party during the same quarter.

1.8 “AFFILIATE” means any entity or person that directly or indirectly controls, is controlled by or is under common control with LICENSEE. For purposes of this definition, “control” means possession of the power to direct the management of such entity or person, whether through ownership of 50% or more voting securities, by contract or otherwise.

1.9 “VALID CLAIM” means an unexpired claim included among the LICENSED INTELLECTUAL PROPERTY so long as such claim shall not have been irrevocably abandoned or held to be invalid in an unappealable decision of a court or other authority of competent jurisdiction.

1.10 “PHASE I” means a human clinical trial in the United States of America, or its foreign equivalent, that is designed to establish that a pharmaceutical product is safe for its intended use, and designed to support its continued testing in Phase II Clinical Trials.

1.11 “PHASE III” means a human clinical trial in the United States of America, or its foreign equivalent, that is designed to establish that a drug is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with the drug in the dosage range to be prescribed, and designed to support Regulatory Approval of such drug or label expansion of such drug.

1.12 “BLA OR NDA APPROVAL” shall mean approval of either a Biologics License Application or New Drug Application filed with the U.S. Food and Drug Administration to obtain marketing approval for a LICENSED PRODUCT in the United States, or approval of any comparable application filed with regulatory authorities in or for a country or group of countries other than the United States.

1.13 “BLA OR NDA FILING” shall mean the filing of either a Biologics License Application or New Drug Application with the U.S. Food and Drug Administration to obtain marketing approval for a LICENSED PRODUCT in the United States, or the filing of any comparable application with regulatory authorities in or for a country or group of countries other than the United States.

1.14 “IND” means an investigational new drug application filed with the U.S. Food and Drug Administration prior to beginning clinical trials in humans in the United States or any comparable application filed with regulatory authorities in or for a country or group of countries other than the United States.

ARTICLE 2 LICENSE GRANT AND TERM

2.1 Subject to all the terms and conditions of this Agreement, YALE and ROCKEFELLER hereby grant to LICENSEE a non-exclusive license, within the FIELD under the LICENSED INTELLECTUAL PROPERTY, to make, have made, use, sell, have sold, import and export, or have imported or exported, LICENSED PRODUCTS and to practice or have practiced any LICENSED METHOD (the “LICENSE”). This LICENSE does not include the right to grant sublicenses. The parties acknowledge and agree, however, that no sublicense is necessary for LICENSEE to exercise its “have made,” “have sold,” “have imported and exported,” or “have practiced” rights through the use of a third party acting on behalf of and/or in conjunction with LICENSEE or an AFFILIATE.

2.2 Unless terminated earlier as provided below, this Agreement shall commence on the EFFECTIVE DATE of full execution of this Agreement. This Agreement shall automatically end on the date of the last to expire of the patents described in the LICENSED INTELLECTUAL PROPERTY.

ARTICLE 3 MILESTONES

3.1 LICENSEE shall pay to YALE and ROCKEFELLER, within fifteen (15) days of the EFFECTIVE DATE of this Agreement, a non-refundable license issue fee of Forty Thousand Dollars ($40,000.00).

3.2 LICENSEE shall pay the following milestone payments to YALE and ROCKEFELLER for each LICENSED PRODUCT developed by LICENSEE:

a)	a non-refundable milestone payment of Forty Thousand Dollars ($40,000) upon the filing of an IND.

b)	a non-refundable milestone payment of Sixty Thousand Dollars ($60,000) upon the treatment of the first patient in a PHASE I clinical trial.

c)	a non-refundable milestone payment of Two Hundred Fifty Thousand Dollars ($250,000) upon BLA OR NDA FILING.

d)	a non-refundable milestone payment of Two Hundred Fifty Thousand Dollars ($250,000) upon BLA OR NDA APPROVAL.

Each milestone payment shall be payable only once per development program, where a development program comprises the clinical studies required for regulatory approval for a given indication.

3.3 Neither the license issue fee set forth in Article 3.1 nor the milestone payments set forth in Article 3.2 shall be credited against EARNED ROYALTIES payable under Article 4.

ARTICLE 4 ROYALTIES

4.1 As consideration for the license granted under this Agreement, LICENSEE shall pay to YALE and ROCKEFELLER a cumulative earned royalty of xx Percent (xx%) of NET SALES of LICENSED PRODUCTS or LICENSED METHODS (“EARNED ROYALTIES”). EARNED ROYALTIES shall accrue in each country for the duration of the LICENSED PATENTS in that country. LICENSEE shall pay all royalties accruing to YALE and ROCKEFELLER within sixty (60) days after the end of each calendar quarter (March 31, June 30, September 30 and December 31) in which NET SALES occur, along with a written report (as described in Section 8) setting forth the NET SALES and the earned royalties payable thereon.

4.2 In the event that at any time during the TERM, LICENSEE or its AFFILIATES, in order to exploit the license granted to it under Section 2.1 of this AGREEMENT in any country, are required to make royalty payments to one or more third parties or to YALE or ROCKEFELLER pursuant to another license agreement (“THIRD PARTY PAYMENTS”) to obtain a license to an issued patent or patents in the absence of which a LICENSED PRODUCT could not legally be manufactured or sold in such country, then royalties due to YALE and ROCKEFELLER pursuant to Section 4.1 above for a given LICENSED PRODUCT may be reduced by fifty percent (50%) of such THIRD PARTY PAYMENTS. Notwithstanding the foregoing, such reductions shall in no event reduce the royalty for such LICENSED PRODUCT payable pursuant to such subsection by more than fifty percent (50%).

4.3 During the term of this Agreement, EARNED ROYALTIES shall be payable by LICENSEE during the period that any LICENSED INTELLECTUAL PROPERTY is effective in any country, or, in the case of patent applications, during the period such applications remains pending for less than 7 years from the EFFECTIVE DATE. In the event that a LICENSED INTELLECTUAL PROPERTY lapses, is abandoned, is admitted to be invalid or unenforceable through reissue or disclaimer, or if all of its claims are declared invalid by a court of competent jurisdiction from which no appeal may be taken, or, in the case of patent applications, is pending for more than 7 years from the EFFECTIVE DATE, the obligation to pay royalties for that patent or patent application shall terminate as of the date of that decision, but this Agreement shall remain in effect as to the remaining LICENSED INTELLECTUAL PROPERTY, or claims thereunder.

4.4 During the term of this Agreement, LICENSEE agrees to pay YALE and ROCKEFELLER an annual License Maintenance Fee (“LMF”) of Ten Thousand Dollars ($10,000.00) commencing on the first January 1 after the EFFECTIVE DATE of this Agreement and every January 1 thereafter. LICENSEE shall continue to pay the LMF until the end of the term of the last to expire of the LICENSED INTELLECTUAL PROPERTY. YALE and ROCKEFELLER shall fully credit the LMF against any earned royalties payable by LICENSEE in the same year. All royalties and other payments due under this Agreement shall be paid to YALE and ROCKEFELLER in U.S. Dollars. LICENSEE shall send fifty percent (50%) of any such payment to YALE and fifty percent (50%) to ROCKEFELLER, together with any necessary reports, to the addresses included in Article 11 below. In the event that conversion from foreign currency is required in calculating a payment hereunder, the exchange rate used shall be the Interbank rate quoted by Citibank at the end of the last business day of the quarter in which the royalty was earned. If overdue, the royalties and any other payments due under this Agreement, shall bear interest until payment at a per annum rate two percent (2%) above the prime rate in effect at Citibank on the due date. The payment of such principal and interest shall not preclude YALE and ROCKEFELLER from exercising its rights under Section 10.3 it may have as a consequence of the lateness of any payment.

ARTICLE 5 CONFIDENTIALITY AND PUBLICITY

5.1 Confidentiality. YALE, ROCKEFELLER, and LICENSEE each recognize that the other’s CONFIDENTIAL INFORMATION constitutes highly valuable information. Subject to the parties’ rights and obligations pursuant to this Agreement, YALE, ROCKEFELLER, and LICENSEE agree that during the term of this Agreement and for five (5) years thereafter, they:

a) subject to LICENSEE’s rights granted herein to use CONFIDENTIAL INFORMATION to develop a LICENSED PRODUCT or LICENSED METHOD, the parties will not make any commercial use of the other’s CONFIDENTIAL INFORMATION, without the prior written consent of the owner of the CONFIDENTIAL INFORMATION; and

b) will keep confidential and will cause their Affiliates to keep confidential, the other’s CONFIDENTIAL INFORMATION by taking whatever action it would take to preserve the confidentiality of its own CONFIDENTIAL INFORMATION; and

c) in the absence of prior written consent of the other party, will only disclose that part of the other’s CONFIDENTIAL INFORMATION that is necessary for those officers, employees, consultants or Affiliates who need to know to carry out their responsibilities under this Agreement and then only under similar conditions of confidentiality; and

d) will not disclose the other’s CONFIDENTIAL INFORMATION to any other third party under any circumstance without written permission from the other party; and

e) will, within sixty (60) days of the request of the other party upon termination of this Agreement, return all the CONFIDENTIAL INFORMATION disclosed to the other party pursuant to this Agreement except that one copy of such CONFIDENTIAL INFORMATION may be kept by each party’s Attorney for archival purposes.

5.2 The obligations of confidentiality described above shall not pertain to that part of the CONFIDENTIAL INFORMATION which:

a) was known to the RECIPIENT prior to the disclosure by the DISCLOSING PARTY; or

b) is or becomes publicly known through no fault or omission attributable to the RECIPIENT; or

c) is rightfully given to the RECIPIENT from sources independent of the DISCLOSING PARTY; or

d) is required to be disclosed by law, but only after prompt written notice to the owner of the CONFIDENTIAL INFORMATION and opportunity to seek a protective order or to agree to such disclosure. In the event that such protective order or other remedy is not obtained, RECIPIENT shall disclose only that portion of the CONFIDENTIAL INFORMATION that is legally required to be disclosed in the opinion of RECIPIENT’s legal counsel.

5.3 Publicity. Except as required by law, neither party may disclose the terms of this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

ARTICLE 6 REPORTS, RECORDS AND INSPECTIONS

6.1 LICENSEE shall provide status reports to YALE and ROCKEFELLER, annually on each anniversary of EFFECTIVE DATE of this Agreement, indicating progress and problems to date in commercialization, and a forecast and schedule of major events required to market the LICENSED PRODUCTS.

6.2 LICENSEE shall, within sixty (60) days after the calendar year in which NET SALES first occur, and within (30) days after each calendar quarter (March 31, June 30, September 30 and December 31) thereafter provide YALE and ROCKEFELLER with a written report detailing all sales and uses, if any, made of LICENSED PRODUCTS and LICENSED METHODS by LICENSEE or its AFFILIATES during the preceding calendar quarter and calculating the royalties due pursuant to that Section. Each such report shall be signed by an officer of LICENSEE (or the officer’s designee), and must include the number of LICENSED PRODUCTS manufactured and sold by LICENSEE and the prices thereof, any deductions made, and total royalties due.

6.3 LICENSEE shall keep and maintain, and require its AFFILIATES to keep and maintain, complete and accurate records and books containing an accurate accounting of all data in sufficient detail to enable verification of earned royalties and other payments hereunder. LICENSEE shall preserve such books and record for three (3) years after the sales recorded were actually made. Such books and records shall be open to inspection by YALE and/or ROCKEFELLER or an independent certified public accountant, at YALE’s and/or ROCKEFELLER’s expense, during normal business hours upon ten (10) days prior written notice, for the purpose of verifying the accuracy of the reports and computations rendered by LICENSEE.

ARTICLE 7 PATENT PROTECTION, INFRINGEMENT AND LITIGATION

7.1 YALE, ROCKEFELLER, and LICENSEE each agree to notify the other Parties promptly in writing of each infringement or possible infringement of the LICENSED INTELLECTUAL PROPERTY by any third party of which any Party becomes aware. LICENSEE shall provide YALE and ROCKEFELLER with any evidence of such possible infringement in LICENSEE’s possession or readily available to LICENSEE.

7.2 In the event LICENSEE shall bring to the attention of YALE and ROCKEFELLER any evidence of unlicensed infringement of the LICENSED INTELLECTUAL PROPERTY by a third party, and YALE and/ROCKEFELLER do not, within six months from receipt of such evidence, (i) secure cessation of the infringement in that country or (ii) enter suit against the infringing third party, then LICENSEE may suspend all payments under this Agreement with respect to the country in which the infringement is occurring.

7.3 YALE and ROCKEFELLER shall prepare, file, prosecute and maintain all patent applications and patents included in the LICENSED INTELLECTUAL PROPERTY. LICENSEE shall reimburse YALE AND ROCKEFELLER for a pro rata share of the expenses incurred by the preparation, filing, prosecution and maintenance of all patent applications and patents included in the LICENSED INTELLECTUAL PROPERTY. The amount of such reimbursement shall be determined by the formula 1/N, where N = the total number of licensees to the LICENSED INTELLECTUAL PROPERTY. LICENSEE shall be provided with the opportunity to review, comment and consult on such papers relating to the LICENSED INTELLECTUAL PROPERTY before filing with any patent office through patent counsel. LICENSEE shall be provided copies, in a timely manner, of all correspondence sent to and received from any patent office.

ARTICLE 8 USE OF YALE’s AND ROCKEFELLER’S NAME

LICENSEE shall not use the name “YALE” or “Yale University”, “ROCKEFELLER”, “The Rockefeller University”, nor any adaptation thereof, nor the names of any of their trustees, directors, officers, employees, or agents, for any purpose without prior written consent obtained from either YALE, ROCKEFELLER, or said individual in each instance, except that LICENSEE may state that it is licensed by YALE and ROCKEFELLER under one or more of the patents and/or applications comprising the LICENSED INTELLECTUAL PROPERTY and/or may use the names “YALE”,

“Yale University”, “ROCKEFELLER”, or “The Rockefeller University” as LICENSEE reasonably believes to be required by law or regulation.

ARTICLE 9 TERMINATION

9.1 Upon termination of this Agreement for any reason, all rights granted to LICENSEE under the terms of this Agreement are terminated.

9 ..2 Termination of this Agreement shall not affect any rights or obligations accrued prior to the effective date of such termination and specifically LICENSEE’s obligation to pay all EARNED ROYALTIES specified by Article 4. Articles 1, 7, the preservation obligations and inspection rights of Article 6, and the indemnification obligations of Article 10 all survive any termination of this Agreement.

9.3 YALE and ROCKEFLLER may terminate this Agreement upon written notice to LICENSEE as specified below:

a) in the event LICENSEE fails to make any payment whatsoever due and payable pursuant to this Agreement unless LICENSEE shall make all such payments within sixty (60) days written notice from YALE or ROCKEFELLER; or

b) in the event LICENSEE commits a material breach of any other obligation of this Agreement which is not cured (if capable of being cured) within sixty (60) days written notice by YALE and ROCKEFELLER, or, if such breach or default is not capable of remedy within such sixty (60) day period, in the event that LICENSEE fails, within sixty (60) days of YALE’s or ROCKEFELLER’s written notice, to present YALE and ROCKEFELLER with a mutually agreeable plan to cure such default. Under no circumstances shall YALE or ROCKEFELLER be obligated to approve of such a plan, but such approval shall not be unreasonably withheld; or

c) in the event that LICENSEE shall declare bankruptcy, then this Agreement shall terminate upon notice by YALE or ROCKEFELLER

9.4 LICENSEE shall have the right to terminate this Agreement:

a) at any time on three (3) months notice to YALE and ROCKEFELLER provided LICENSEE is not in breach and upon payment of all amounts due YALE and ROCKEFELLER throughout the effective date of termination; or

b) in the event of YALE’s or ROCKEFELLER’s material breach of any of the provisions of this Agreement, upon sixty (60) days advance written notice to YALE and ROCKEFELLER, if said breach is not cured.

9.5 The rights provided in this Article 9 shall be in addition and without prejudice to any other rights that the parties may have with respect to any breach or violations of the provision of this Agreement.

9.6 Waiver by either party of one or more defaults or breaches shall not deprive such party of any right to terminate on occasion of any subsequent default or breach.

ARTICLE 10 INDEMNIFICATION; INSURANCE; NO WARRANTIES

10.1 Except as provided by Article 9, LICENSEE shall defend, indemnify and hold harmless YALE and ROCKEFELLER, their trustees, directors, officers, employees, and agents against any and all claims, demands, damages, losses and expenses of any nature, including legal expenses and attorney’s fees to arising out of:

a) the death, personal injury, or illness of any person or out of damage to any property resulting from the production, manufacture, sale, use, lease, or other disposition or consumption or advertisement of the LICENSED PRODUCTS by LICENSEE, its AFFILIATES or their transferees; or

b) in connection with any statement, representation or warranty of LICENSEE, its AFFILIATES, or their transferees with respect to the LICENSED PRODUCTS.

10.2 LICENSEE shall purchase, and maintain in effect during any period in which it is selling LICENSED PRODUCTS or LICENSED METHODS or using same in human clinical trials, a policy of commercial, general liability insurance to protect LICENSEE, YALE, and ROCKEFELLER with respect to events described in Article 10.1. LICENSEE agrees that such insurance shall:

a) list YALE and ROCKEFELLER, their directors, officers and employees as additional named insured’s thereunder,

b) provide that such policy is primary and not excess or contributory with regard to other insurance YALE and/or ROCKEFELLER may have, and

c) be endorsed to include product liability coverage in amounts no less than $2 Million Dollars per incident and $5 Million Dollars annual aggregate; and

d) be endorsed to include contractual liability coverage for LICENSEE’s indemnification under Article 10; and

e) the minimum amount of insurance coverage requires under this Article 10.2 shall not be construed to create a limit of LICENSEE’s liability with respect to its indemnification under Article 10.

LICENSEE shall furnish a copy of such insurance policy to YALE and ROCKEFELLER upon request. LICENSEE shall provide sixty (60) days written notice to YALE and ROCKEFELLER prior to any cancellation or material change of the above-described policy.

10.3 a) YALE and ROCKEFELLER make NO REPRESENTATIONS or WARRANTIES that any LICENSED INTELLECTUAL PROPERTY claims, issued or pending are valid, or that the manufacture, use, sale or other disposal of the LICENSED PRODUCTS does NOT infringe upon any patent or other rights NOT vested in YALE and ROCKEFELLER.

b) YALE and ROCKEFELLER DISCLAIM ALL WARRANTIES WHATSOEVER WITH RESPECT TO THE LICENSED INTELLECTUAL PROPERTY AND THE LICENSED PRODUCTS EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. LICENSEE shall make no statements, representation or warranties whatsoever to any third parties which are inconsistent with such disclaimer by YALE and ROCKEFELLER.

10.3 Nothing in this Agreement shall be construed as granting by implication, estoppel or otherwise any licenses under patents of YALE and ROCKEFELLER other than LICENSED INTELLECTUAL PROPERTY, regardless of whether such patents are dominant or subordinate to any of the LICENSED INTELLECTUAL PROPERTY.

ARTICLE 11 NOTICES, PAYMENTS

Any payment, notice or other communication required by this Agreement shall be deemed properly given and effective if signed by the party (or party’s attorney) giving same and either: (i) delivered in person; (ii) mailed certified mail return receipt requested; (iii) on the third day after mailing if sent by Registered or Certified first class U.S. Mail, postage prepaid or (iv) faxed to other party if the sender has evidence of successful transmission and if the sender promptly sends the original by ordinary mail to the following addresses or to such other address as such party shall designate by written notice to the other party:

FOR YALE:

Managing Director

Yale University

Office of Cooperative Research

433 Temple St.

New Haven, CT 06520-8336

FOR ROCKEFELLER:

Associate Vice President

Technology Transfer

The Rockefeller University

1230 York Avenue—Box 81

New York, New York 10021

FOR LICENSEE:

Neurologix, Inc.

c/o Palisade Capital Management, L.L.C.

One Bridge Plaza

Fort Lee, New Jersey 07024

Attention: Mr. Mark S. Hoffman

Fax Number: (718) 747-0569

With a copy to:

Neurologix, Inc.

271-32 E. Grand Central Parkway

Floral Park, NY 11005

Attention: Dr. Martin J. Kaplitt, President

Fax Number: (718) 747-0569

ARTICLE 12 LAWS AND REGULATIONS

12.1 This Agreement shall be governed by and in accordance with the laws of the state of New York, without regard to its conflict of law principles.

12.2 LICENSEE shall comply with all foreign and United States federal, state, and local laws, regulations, rules and orders applicable to the testing, production, transportation, packaging, labeling, export, sale and use of the LICENSED PRODUCTS. In particular, LICENSEE shall be responsible for assuring compliance with all U.S. export laws and regulations applicable to this license and LICENSEE’s activities under this Agreement.

ARTICLE 13 MISCELLANEOUS

13.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

13.2 Entire Agreement. This Agreement constitutes the entire agreement of the parties relating to the LICENSED INTELLECTUAL PROPERTY, and all prior representations and understandings are superseded by this Agreement.

13.3 Severability. The provisions of this Agreement shall be deemed separable. If any part of this Agreement is rendered void, invalid, or unenforceable, such shall not affect the validity or enforceability of the remainder of this Agreement unless the part or parts that are void, invalid or unenforceable shall substantially impair the value of the entire Agreement as to either party.

13.4 Headings. Paragraph headings are inserted for convenience of reference only and do not form a part of this Agreement.

13.5 No Third Party Beneficiaries. No person not a party to this Agreement, including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the parties partners with each other or any third party.

13.6 Amendment; Assignment. This Agreement may not be amended except by written agreement executed by each of the parties, and shall not be assigned by LICENSEE except with the written consent of YALE and ROCKEFELLER, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, LICENSEE may assign this License Agreement without the consent of YALE or ROCKEFELLER to a purchaser, or successor-in-interest in the event of a merger, consolidation, or sale of substantially all of LICENSEE’s stock or assets or business and/or pursuant to any reorganization qualifying under section 368 of the Internal Revenue Code of 1986 as amended, as may be in effect at such time, provided that such successor-in-interest or purchaser is financially solvent, validly existing and in good standing under the laws of its state of organization, and agrees to assume all of LICENSEE’s obligations under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in triplicate originals by their duly authorized representatives.

YALE UNIVERSITY	NEUROLOGIX, INC.

/s/ E. Jonathan Soderstrom	/s/ Martin J. Kaplitt

E. Jonathan Soderstrom, Ph.D. Managing Director, Office of Cooperative Research	Dr. Martin J. Kaplitt President

Date: August 15, 2002	Date: August 28, 2002

THE ROCKEFELLER UNIVERSITY

/s/ Kathleen A. Denis, Ph.D.

Kathleen A. Denis, Ph.D. Associate Vice President, Technology Transfer

Date: August 13, 2002